Wisconsin Capital Funds, Inc.
Amended and Restated
Rule 18f-3 Multi-Class Plan

This Plan is applicable to each series (each, a “Fund”) of Wisconsin Capital Funds, Inc. (the “Company”) pursuant to Rule 18f-3 (“Rule 18f-3”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Unless otherwise determined by the Board of Directors of the Company, the Fund will issue multiple classes of shares in accordance with this Rule 18f-3 Multi-Class Plan (the “Plan”). A majority of the directors of the Company, including a majority of the directors who are not “interested persons” of the Company, have found the Plan, as set forth below, to be in the best interests of the Funds, the shareholders of the Funds, and of each class of each of each Fund.
Class Rights and Privileges
Except as set forth in this Plan, each class of shares of each Fund will have the same relative rights and privileges and be subject to the same sales charges, fees, and expenses. The Board of Directors may determine in the future that other allocations of expenses or other services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Shares of one class of a Fund may be exchanged for shares of the same class of another Fund as set forth in the relevant Fund’s prospectus or as otherwise permitted by the officers of the Company.
All currently designated Funds and any and all Funds established in the future may, from time to time, issue one or more of the following classes of shares:
Institutional Shares
Institutional Shares are sold at net asset value without a sales charge and are subject to any minimum purchase requirements set forth in the relevant Fund’s prospectus. Institutional Shares are not subject to any front-end sales charges, contingent deferred sales charges, or 12b-1 distribution fees.
Investor Shares
Investor Shares are sold at net asset value without a sales charge and are subject to any minimum purchase requirements set forth in the relevant Fund’s prospectus. With respect to the Funds’ 12b-1 Distribution Plan, Investor Shares pay a Rule 12b-1 distribution fee at an annual rate of up to 0.25 of 1.00% of the average daily net asset value computed on a daily basis, as described in the relevant Fund’s prospectus relating to those classes of shares.
Class A Shares
Class A Shares are sold at net asset value plus a front-end sales charge at net asset value, without a front-end sales charge but subject to a contingent deferred sales charge, and at net asset value without any sales charge, as determined by the Board of Directors and as set forth in the relevant Fund’s prospectus and are subject to any minimum purchase requirements set forth in the relevant Fund’s prospectus. With respect to the Funds’ 12b-1 Distribution Plan, Class A Shares pay a Rule 12b-1 distribution fee at an annual rate of up to 0.25 of 1.00% of the average daily net asset value computed on a daily basis, as described in the relevant Fund’s prospectus relating to those classes of shares.

Expense Allocation
Expenses that are treated as class expenses under this Plan or otherwise as extraordinary expenses attributable to one or more classes will be borne by such class or classes. Transfer agency fees and expenses; Blue Sky notification or other filing fees incurred with respect to particular class; Securities and Exchange Commission registration fees incurred with respect to a particular class; accounting, auditor, litigation, or other legal expenses relating solely to a particular class;  expenses incurred in connection with shareholder meetings as a result of issues relating to a particular class; and any other fees or expenses (not including advisory or custodial fees or other expenses related to the management of the Funds’ assets) incurred with respect to a class of shares are treated as class expenses and will be allocable on a class-by-class basis to the extent practicable. Fund expenses will be allocated daily to the respective share classes in accordance with Rule 18f-3(c) as now or hereafter in effect, subject to the oversight of the Board of Directors.
Miscellaneous
This Plan is qualified by and subject to the then current prospectus for the applicable class, which contains additional information about that class. Shares of each class will have equal voting rights and liquidation rights, and are voted in the aggregate and not exclusively by class except in matters where a separate vote is required by the Investment Company Act of 1940, as amended, or when the matter affects only the interest of a particular class, such as each class’ respective arrangements under Rule 18f-3 of the 1940 Act. On an ongoing basis, the Board of Directors will monitor the Plan as it deems necessary, including for any material conflicts between the interests of the classes of shares. The Board of Directors will take such action as it determines is reasonably necessary to eliminate any conflicts that develop. Any material amendment to this Plan must be approved by a majority of the Board of Directors, including a majority of the Directors who are not “interested persons” of the Company, as defined in the Investment Company Act of 1940, as amended.